SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              (Amendment No. _____)

  Filed by the Registrant |X|
  Filed by a Party other than the Registrant |_|

 Check the appropriate box:
 |X|  Preliminary Proxy Statement          |_|  Confidential, for Use of
 |_|  Definitive Proxy Statement                the Commission Only (as
 |_|  Definitive Additional Materials           permitted by Rule 14a-6(e)(2))
 |_|  Soliciting Material pursuant to Rule
      14a-11(c) or Rule 14a-12

                          Allied Waste Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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         (3) Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (Set forth the
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         4)  Date Filed:
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


                          ALLIED WASTE INDUSTRIES, INC.
                   15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
                            SCOTTSDALE, ARIZONA 85260

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD [OCTOBER] ___, 1999

         We will hold a special meeting of the stockholders of Allied Waste Industries, Inc. at our corporate headquarters at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, on ________, [October __], 1999 at 9:00 a.m., Mountain Standard Time.

         As part of the financing for our recently completed acquisition of Browning-Ferris Industries, Inc., we sold shares of Series A Senior Convertible Preferred Stock. The holders of these shares of Senior Convertible Preferred Stock have the right to convert their shares into other securities of the company. However, the Senior Convertible Preferred Stock is not currently convertible into shares of our common stock.

         At the special meeting you will be asked to:

1. approve the issuance of our common stock upon conversion of the Senior Convertible Preferred Stock if the holders of the Senior Convertible Preferred Stock choose to convert their shares, and

2. approve an amendment to the 1991 Incentive Stock Plan to increase the maximum number of shares of common stock which may be covered by awards under the 1991 Incentive Stock Plan from 7.5% of the issued and outstanding shares of common stock on the final day of our preceding fiscal quarter to 8.5% of the number of fully diluted shares of common stock (as defined in the Plan) on the date of the grant of the award.

         If the first proposal is approved, the Senior Convertible Preferred Stock will be convertible only into shares of our common stock. If this proposal is not approved, the Senior Convertible Preferred Stock will remain convertible into a series of junior preferred stock.

         Our Board of Directors recommends that you vote in favor of this proposal. (Certain directors with a possible conflict of interest because of their relationship with the holders of the Senior Convertible Preferred Stock abstain from this recommendation.) If the proposal is not approved, the Senior Convertible Preferred Stock will be more costly to us and will have other terms which will be less favorable to us than if the proposal is approved. See the section entitled "Reasons for the Board's Recommendation" for a more complete description of the reasons for our recommendation to vote for the proposal.

         Our Board also recommends approval of the proposal regarding the 1991 Incentive Stock Plan in order to assure that we will continue to have the ability to attract, motivate and retain employees by means of incentive and stock based compensation arrangements.

         No other matters will be considered at the meeting.

         You are entitled to vote at the meeting only if you were an owner of record of either our common stock or our Senior Convertible Preferred Stock as of the close of business on September 27, 1999. If you were not a record owner as of that date, you are not entitled to notice of the special meeting or to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available commencing [September __], 1999, and may be inspected prior to the special meeting, during normal business hours at our corporate headquarters.

         Your participation in the special meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of further solicitation.

                                        By Order of the Board of Directors,

                                        /s/ Thomas H. Van Weelden
                                        Thomas H. Van Weelden
                                        Chairman of the Board,
                                        President and Chief Executive Officer

[September] __, 1999

                          ALLIED WASTE INDUSTRIES, INC.
                   15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
                            SCOTTSDALE, ARIZONA 85260

                                 PROXY STATEMENT

                                    REGARDING

                       THE SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                               [OCTOBER __, 1999]
--------------------------------------------------------------------------------

         We have sent you this proxy statement because the board of directors is asking you to give your proxy (that is, the authority to vote your shares), so that you can participate at our special meeting of stockholders.

         This special meeting will be held on [October] __, 1999 at our corporate headquarters at 15880 North Greenway-Loop, Suite 100, Scottsdale, Arizona 85260 at 9:00 a.m., Mountain Standard Time.

         This proxy statement contains information about the proposal to be voted on at the special meeting and other information that may be helpful to you.

         We began mailing this proxy statement on or about [September] __, 1999.

         Your proxy will be voted in accordance with the directions you specify. Any proxy on which no direction is specified will be voted FOR the approval of the issuance of shares of our common stock upon the conversion of the Series A Senior Convertible Preferred Stock and FOR the approval of the amendment to the 1991 Stock Incentive Plan increasing the maximum number of shares of common stock which may be covered by awards under the Plan. A stockholder may revoke a proxy by: (1) delivering to us written notice of revocation, (2) delivering to us a proxy signed on a later date or (3) appearing at the special meeting and voting in person. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, but will be disregarded in the calculation of total votes cast on the proposal.

         The cost of soliciting proxies will be borne by us. In addition to solicitations by mail, our officers, directors and employees may solicit proxies in person or by telephone. They will not receive any extra compensation for this work. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock. We will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

                 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING


Q.       Who may vote at the special meeting?

A. You may vote if you were a holder of record of either our common stock or Senior Convertible Preferred Stock as of the close of business on September 27, 1999.

Q.       What may I vote on?

A.       Two proposals will be considered at the special meeting:

o the approval of the issuance of shares of our common stock upon conversion of the Senior Convertible Preferred Stock if the holders of our Senior Convertible Preferred Stock choose to convert their shares (You are not voting on the completed acquisition of Browning-Ferris or the completed sale of shares of Senior Convertible Preferred Stock.); and

o the amendment of our 1991 Incentive Stock Plan to increase the maximum number of shares of common stock which may be covered by awards under the Plan.

Q.       What does our board of directors recommend?

A.       The board of directors recommends that you vote

o FOR the proposal relating to the Senior Convertible Preferred Stock. (Certain directors who are affiliated with some of the holders of the Senior Convertible Preferred Stock abstained from the board's recommendation because of their possible conflict of interest.)

o        FOR the approval of the amendment to the 1991 Stock Incentive Plan.

Q. Why is the board of directors recommending approval of the proposal relating to the Senior Convertible Preferred Stock?

A. The terms of the Senior Convertible Preferred Stock will be more favorable to the company and the holders of our common stock if the proposal is approved.

         The Senior Convertible Preferred Stock was issued as part of the financing for our acquisition of Browning-Ferris, which was completed on July 30, 1999. If the proposal is approved by stockholders, the board believes terms of the Senior Convertible Preferred Stock will be improved for the benefit of the company and our common stockholders. For example, we expect that the dividend payable on the Senior Convertible Preferred Stock will be lower if the proposal is approved. In addition, certain other terms of the Senior Convertible Preferred Stock will be more advantageous to the company if the proposal is approved. See the section entitled "Proposal for Possible Common Stock Issuance -- Reasons for the Board's Recommendation" for a more complete description of why certain directors abstained from the Board's recommendation and of the reasons for the recommendation to approve the proposal.

Q. Why is the board of directors recommending approval of the proposal to amend the 1991 Stock Incentive Plan to increase the number of shares which may be covered by awards?

A. The board believes that increasing the number of shares of common stock which may be covered by awards under the Plan is necessary to assure that we continue to have the ability to attract, motivate and retain employees by means of incentive and stock based compensation arrangements. As a result of our acquisition of Browning-Ferris, our existing employees have increased responsibilities and we have many new employees we want to keep as part of our company. We believe all of these employees should be provided with appropriate stock based incentives which will motivate them to increase stockholder value and remain dedicated to our company. We believe appropriate levels of awards under the Plan to accomplish these goals require more shares than are currently permitted to be covered by the Plan. (If the amendment is approved, the number of shares of our common stock which may be covered by new awards under the Plan will increase from approximately .8% to approximately 5.5% of our outstanding common stock.) Therefore, the amendment to the Plan is necessary to provide the Compensation Committee with sufficient ability to award stock-based incentive compensation in the future.

Q. Do any members of our board of directors have an interest in the amendment to the Stock Incentive Plan?

A. Yes. Any employee is eligible for awards under the Plan, including employees serving on the board. Thomas Van Weelden, our President and Chief Executive Officer, serves as a director. Mr. Van Weelden has received awards under the Plan in the past and, if considered appropriate by our Compensation Committee, may receive additional awards in the future.

         The amendment to the Plan has been approved by our Compensation Committee, which consists only of directors who are not employees and who, therefore, are not eligible to receive awards under the Plan. The amendment also was approved by our board of directors, of which nine of the eleven members are not employees or former employees.

Q.       What vote is required to approve the proposals?

A. Approval by a majority of the votes cast is required for each proposal. Holders of common stock and Senior Convertible Preferred Stock will vote together, as a single class, on each proposal. Each share of common stock is entitled to one vote. Each share of Senior Convertible Preferred Stock is entitled to approximately 55.56 votes. A quorum must be present or represented at the special meeting for any action to be taken. A quorum is at least a majority of the voting power represented by the shares of common stock and Senior Convertible Preferred Stock, voting together as a single class.

         In connection with their purchase of Senior Convertible Preferred Stock, the holders of shares of Senior Preferred Stock agreed to vote all of the shares of common stock and Senior Preferred Stock they own for approval of the proposal relating to the conversion of the Senior Convertible Preferred Stock. These holders own approximately 34% of the voting power entitled to vote at the special meeting. These holders and our directors and executive officers, who own securities representing approximately 35% of the voting power entitled to vote at the special meeting, intend to vote for approval of both proposals at the special meeting.

Q.       How are abstentions and broker non-votes counted?

A. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting and are disregarded in calculating total votes cast on the proposal.

Q.       What are broker non-votes?

A. The New York Stock Exchange permits brokers to vote their customers' shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the election of independent accountants are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers' shares on non-routine matters such as the proposals you are being asked to consider at the special meeting unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are broker non-votes. If your shares are held in your broker's name, you must give your broker instructions or your shares will not be voted at the special meeting.

Q. If my shares are held in "Street Name" by my broker, will my broker vote my shares for me?

A. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q.       What do I need to do now?

A. After reading this document carefully, please vote your shares. You can do this by just completing and mailing your signed proxy card in the enclosed return envelope. Please do this as soon as possible so that your shares can be voted at the special meting. You may also vote your shares by attending the special meeting.

Q.       Can I change my vote after I have mailed my signed proxy card?

A. Yes, you can change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to us stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card to us. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change these instructions.

Q.       Do I need to attend the special meeting in person?

A. No. It is not necessary for you to attend the special meeting in order to vote your shares, although you are welcome to attend.

Q.       Where can I find more information about Allied Waste?

A. We file reports and other information with the Securities and Exchange Commission. You may read and copy this information at the Securities and Exchange Commission's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov and at the office of the New York Stock Exchange.

Q.       Who can help answer my questions?

A. If you have questions about the special meeting or the proposal after reading this proxy statement, you should contact ____________ at (800)
         _________.

                           FORWARD-LOOKING STATEMENTS


         This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based on our current plans and expectations relating to analyses of value, expectations for anticipated growth in the future and future success under various efforts, and, as such, these-forward-looking statements involve uncertainty and risk. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such benefits from acquisitions, divestitures or financings made by or to be made by us, or projections involving anticipated revenues, internal growth rates, earnings, levels of capital expenditures or other aspects of operating results. All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control and any one of which, or a combination of which, could materially affect the results of our operations and whether forward-looking statements made by us ultimately prove to be accurate. These forward -looking statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 1998, as amended, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, which describe many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K, as amended, Forms 10-Q, and Forms 8-K are on file with the Securities and Exchange Commission. Copies of these documents are available without charge upon written request to: Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, Attention: Secretary.

         Other factors and assumptions not identified above or incorporated by reference could cause actual results to differ materially from those set forth in the forward-looking statements. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

                          OUTSTANDING VOTING SECURITIES

         September 27, 1999 is the record date for determining stockholders entitled to vote at the special meeting. Holders of shares as of the close of business on the record date are entitled to vote at the special meeting. As of that date, there were [188,494,886] shares of common stock outstanding. Each share of common stock entitles its holder to one vote at the special meeting. As of that date, there were 1,000,000 shares of Series A Senior Convertible Preferred Stock outstanding. Each share of Senior Convertible Preferred Stock entitles its holder to approximately 55.56 votes per share at the special meeting. The common stock and Senior Convertible Preferred Stock will vote together, as a single class, at the special meeting.


PROPOSAL FOR POSSIBLE COMMON STOCK ISSUANCE

         The first proposal to be considered and voted upon at the special meeting is to approve the issuance of shares of common stock upon conversion of the Senior Convertible Preferred Stock if the holders of any shares of Senior Convertible Preferred Stock choose to convert their shares.

         At the time we completed our acquisition of Browning-Ferris Industries, Inc., we sold 1,000,000 shares of the Senior Convertible Preferred Stock for $1 billion in cash. This $1 billion was used to help finance the acquisition of Browning-Ferris for cash. The purchasers of the Senior Convertible Preferred Stock were investors (the "Preferred Stock Purchasers") led by affiliates of, and persons related to, Apollo Advisors II, L.P. or Blackstone Capital Partners II Merchant Banking Fund L.P. (collectively, the "Apollo/Blackstone Investors").

         The terms of the Senior Convertible Preferred Stock include the right of the holders of shares of this stock to convert, at the option of the holders, their shares into fractional units of shares of a new series of junior preferred stock or, if approval by our stockholders is received, into shares of our common stock. In either case, the current conversion price is $18.00 per unit or share. (As of July 30, 1999, their date of issuance, the 1,000,000 shares of Senior Convertible Preferred Stock were convertible, at the option of their holders, into an aggregate of 55,555,556 units of one ten-thousandth of a share of junior preferred stock. Assuming these 1,000,000 shares of Senior Convertible Preferred Stock had been immediately convertible into our common stock, they would have been convertible, at the option of their holders, into an aggregate of 55,555,556 shares of common stock as of July 30, 1999.)

         However, if stockholder approval for the issuance of shares of common stock upon conversion of the Senior Convertible Preferred Stock is not received, other terms of the Senior Convertible Preferred Stock, including the dividend rate payable by us, will be less favorable to the company and the holders of shares of common stock. These terms are described below. Therefore, the Board of Directors (with certain directors with a possible conflict of interest abstaining) is asking stockholders to approve the issuance of shares of common stock upon conversion, at the holders' option, of shares of the Senior Convertible Preferred Stock.

         Stockholders are not being asked to vote upon or approve the completed acquisition of Browning-Ferris or the completed issuance and sale of the Senior Convertible Preferred Stock. Similarly, the vote of stockholders will not affect the voting power of the securities already issued to the Preferred Stock
Purchasers. The vote by stockholders only will determine certain terms of the Senior Convertible Preferred Stock. (For example, if stockholder approval is not received by January 30, 2000, the minimum dividend rate on the Senior Convertible Preferred Stock will increase from 6.5% to 7.5% per annum of the stock's liquidation preference (including accrued but unpaid dividends) and will increase further by 1% in each subsequent six month period, up to a maximum dividend rate of 12% per annum of the stock's liquidation preference (including accrued but unpaid dividends), until stockholder approval is received.)

Why Stockholder Approval is Being Sought

         Under Delaware law and our certificate of incorporation, we are not required to obtain stockholder approval of the issuance of shares of common stock upon conversion of the Senior Convertible Preferred Stock. However, the outstanding shares of common stock are listed on the New York Stock Exchange, Inc. (the "NYSE") and the shareholder approval policy of the NYSE requires us to obtain stockholder approval of the issuance of shares of common stock upon conversion of the Senior Convertible Preferred Stock.

         Specifically, the NYSE requires stockholder approval prior to the issuance of common stock or securities convertible into common stock to a director, officer, or holder of five percent or more of a company's voting or common stock (a "Related Party") or any affiliate of a Related Party or entity in which a Related Party has a substantial interest if the number of shares of common stock to be issued, or into which the securities may be convertible, exceeds one percent (or, in certain cases, five percent) of the common stock or voting stock outstanding before the issuance. Before our sale of the Senior Convertible Preferred Stock, the Apollo/Blackstone Investors owned more than five percent of our outstanding common stock and had representatives on our board of directors. Consequently, the Apollo/Blackstone Investors were Related Parties. Of the one million shares of Senior Convertible Preferred Stock sold in connection with the acquisition of Browning-Ferris, 790,000 of these shares were sold to affiliates of, and persons related to, the Apollo/Blackstone Investors and, therefore, to Related Parties or their affiliates. These 790,000 shares had an initial liquidation preference of $790 million and, at a conversion price of $18.00 per share, initially would be convertible at the option of the holders into an aggregate of approximately 43.89 million shares of common stock, representing approximately 23.3% of the Common Stock outstanding as of August 9, 1999 (before taking into account any shares issuable upon conversion of Senior Convertible Preferred Stock). 210,000 shares of Senior Convertible Preferred Stock were issued to parties who are not Related Parties. However, because all shares of the Senior Convertible Preferred Stock have the same terms, stockholder approval also will cover the issuance of common stock upon conversion of these shares.

         In addition, stockholder approval also will cover any additional shares of common stock issuable upon conversion of the Senior Convertible Preferred Stock as a result of any increases in the liquidation preference of the stock or changes in the conversion price, as a result of antidilution provisions in the stock.

         Issuance of common stock or securities convertible into or exercisable for common stock in contravention of the NYSE shareholder approval policy would permit the NYSE to seek delisting of the shares of common stock. Accordingly, we are seeking stockholder approval. If stockholder approval is not obtained, the Senior Convertible Preferred Stock will not be convertible into shares of common stock. Instead, the Senior Convertible Preferred Stock will remain convertible into a junior preferred stock having rights and terms no worse to the holders of fractional units of the junior preferred stock than those of the common stock and, in certain respects, more favorable than the common stock.

         The rules and regulations of the NYSE require approval by a majority of the votes cast by holders of shares of common stock and Senior Convertible Preferred Stock on the proposal to approve the issuance of common stock upon the conversion of the Senior Convertible Preferred Stock, provided that the total vote cast on the proposal represents over 50% of the voting power of all shares of common stock and Senior Convertible Preferred Stock outstanding. (This stockholder approval is sometimes referred to as the "Stockholder Approval.") The Preferred Stock Purchasers and the Apollo/Blackstone Investors have agreed to vote the 26,351,447 shares of common stock and 1,000,000 shares of Senior Convertible Preferred Stock they own, representing approximately 34% of the voting power of securities entitled to vote at the special meeting, in favor of this proposal.


THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SENIOR CONVERTIBLE PREFERRED STOCK (Directors with a possible conflict of interest abstain from this recommendation.)

         As explained under "Reasons for the Board's Recommendation," the Board is recommending that stockholders approve the issuance of shares of common stock upon the conversion of the Senior Convertible Preferred Stock, at the option of the holders, because the Board believes that the terms of the Senior Convertible Preferred Stock will be clearly more advantageous to the company and the holders of common stock if stockholders approve this issuance. (Board members who are designees of the Apollo/Blackstone Investors abstain from this recommendation because of their possible conflict of interest.)

         For example, the terms of the Senior Convertible Preferred Stock provide that the minimum dividend rate on the stock will increase from 6.5% per annum of the stock's liquidation preference by 1% after each six month period following the issuance of the Senior Convertible Preferred Stock if stockholder approval for the issuance of common stock upon conversion is not received by the end of such six-month period. On the other hand, if stockholder approval is received then the minimum dividend rate on the Senior Convertible Preferred Stock shall be fixed at 6.5% per annum of the liquidation preference, generally without any increase until the tenth anniversary of the issuance of the Senior Convertible Preferred Stock. Clearly, payment of a 6.5% per annum dividend rate on the Senior Convertible Preferred Stock is preferable for the company and holders of common stock to the payment of dividends on the Senior Convertible Preferred Stock at a higher rate, whether 7.5% per annum or greater. In addition, certain other terms of the Senior Convertible Preferred Stock are more advantageous to the company if stockholder approval is obtained. These terms are described below under "Reasons for the Board's Recommendation."

Terms of Preferred Stock

         The terms of the Senior Convertible Preferred Stock and related agreements resulted from negotiations between representatives of the Preferred Stock Purchasers, on the one hand, and members of our Board of Directors who did not have a relationship or financial interest in the Preferred Stock Purchasers ("Disinterested Directors") and the advisors and representatives of the Disinterested Directors, on the other hand. The Disinterested Directors were advised by independent legal and financial advisors. In connection with their approval of these matters, the Disinterested Directors were fully aware of the material facts relating to the interests of the designees of the
Apollo/Blackstone Investors on the Board of Directors in these matters. The Disinterested Directors separately discussed and approved these matters and the Disinterested Directors concluded that the transactions were fair to the company. (In connection with their deliberations, the Disinterested Directors received an opinion to the effect that the sale of the Senior Convertible Preferred Stock was fair from a financial point of view to the company from their independent financial advisor.)

         A summary of the terms of the Senior Convertible Preferred Stock follows:

o                 par value:  each share has a par value of $.10 per share.

o ranking: shares have a preference with respect to dividend payments and distributions upon our voluntary or involuntary liquidation senior, prior and superior to all other shares of our capital stock, including, but not limited to, shares of common stock, Junior Preferred Stock (as defined below) or any other series of our preferred stock.

o dividends: shares entitle holders to cumulative quarterly dividends in an amount equal to the greater of (i) the dividends payable on the shares of common stock or junior preferred stock then issuable upon the assumed conversion of Senior Convertible Preferred Stock (the "Equivalent Dividend") and (ii) 6.5% per annum of the sum of the liquidation preference of the shares plus accrued but unpaid dividends for prior quarters (provided, however, that if Stockholder Approval is not obtained before six months after the issuance of the Senior Convertible Preferred Stock, then the dividend rate will increase by 1% per annum for each consecutive, non-overlapping full six month calendar period until Stockholder Approval is obtained, up to a maximum rate of 12% per annum, and provided, further, that in any event, the rate for dividends accruing after July 30, 2004 which are not paid in cash and dividends accruing after July 30, 2009 shall be 12% per annum). Cash dividends will be payable only if, as and when declared by our Board of Directors. If dividends are not paid in cash, then the liquidation preference of the Senior Convertible Preferred Stock increases as described below.

o liquidation preference: shares have an initial liquidation preference of $1,000 per share and the liquidation preference will increase by accrued and unpaid dividends; shares shall be entitled to receive upon any liquidation, dissolution or other winding-up of the company, before any distribution or payment is made to holders of any other classes of stock, the greater of (i) the liquidation preference, plus dividends accrued with respect to the period from the most recent dividend payment date through and excluding the date of determination, and (ii) the amount that would be payable to holders of such shares if they had converted all their shares into common stock (or Junior Preferred Stock) immediately prior to the liquidation, dissolution or other winding-up.

o voting: in addition to any voting rights provided by law, shares have the number of votes equal to the number of shares of common stock (or units of Junior Preferred Stock) issuable upon conversion of such shares; the shares will vote on all matters submitted to stockholders, vote together with all such stockholders as one class, vote as a separate class with respect to amendments to our Certificate of
         Incorporation that adversely affect the rights of the Senior Convertible Preferred Stock and for the election of the number of directors that the Apollo/Blackstone Investors are then entitled to elect under the terms of the Shareholders Agreement (as described below).

o redemption: shares may be redeemed in whole but not in part by us, if Stockholder Approval has been received prior thereto, at any time on or after July 30, 2004 (or, on or after July 30, 2002 if the average closing price of the common stock for the thirty consecutive trading days preceding the redemption exceeds 150% of the conversion price then in effect upon at least 30 days' notice).

o change of control: shares may be sold back to the company, at the holder's option, at 101% of liquidation preference plus accrued but unpaid dividends following a change of control of the company. (A change of control is defined as (a) a person or group beneficially owning 50% or more of the total voting power of all of our outstanding voting stock ( other than the Apollo/Blackstone
         Investors or their affiliates), (b) a majority of our Board of Directors being comprised of persons (other than nominees of the Apollo/Blackstone Investors or their affiliates) neither nominated nor appointed by the Board of Directors, (c) Allied Waste North America, Inc. ceasing to be our subsidiary unless we otherwise directly or indirectly own substantially all of its assets or (d) the sale, transfer or lease by the company (on a consolidated basis) or Allied Waste North America (on a consolidated basis) of all or substantially all of its assets unless the assets continue to be owned directly or indirectly by the company.

o        conversion   rights:   shares  have  certain   conversion   rights.  If
         Stockholder Approval is obtained, the Senior Convertible Preferred Stock will be convertible at the option of the holders into the number of shares of Common Stock obtained by dividing the liquidation preference plus accrued but unpaid dividends by $18.00, subject to customary antidilution provisions. Until Stockholder Approval is obtained, shares of Senior Convertible Preferred Stock will be convertible at the option of the holders into the number of units of one ten-thousandth of a share of a newly created series of junior preferred stock, Series B Junior Preferred Stock, obtained by dividing the liquidation preference by $18.00, subject to customary antidilution provisions.

         The Junior Preferred Stock issuable upon conversion of the Senior Convertible Preferred Stock unless Stockholder Approval is obtained means Series B Junior Preferred Stock. A summary of the terms of the Junior Preferred Stock follows:

o                 par value:  each share has a par value of $.10.

o ranking: shares are junior and subordinate to the preferences of any other shares of preferred stock (other than shares which by their terms are not senior to the Junior Preferred Stock) with respect to dividend payments and distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the company.

o dividends: whenever we declare a dividend on shares of common stock, we must declare a dividend on each share of Junior Preferred Stock equal to the greater of (i) $100 and (ii) 10,000 times the aggregate per share dividend declared on each share of common stock, subject to antidilution adjustments, but shares shall have a claim prior to common stock on such distributions.

o voting: in addition to any voting rights provided by law, each share entitles its holder to 10,000 votes on all matters submitted to a vote of the holders of shares of common stock, subject to antidilution adjustments, with Junior Preferred Stock and common stock voting together as a single class, except that shares will vote separately as a class on amendments to our Certificate of Incorporation which adversely affect the rights of the shares and for the number of directors that the Apollo/Blackstone Investors are then entitled to elect under the terms of the Shareholders Agreement (unless such directors have been elected by the holders of the Senior Convertible Preferred Stock).

o liquidation preference: upon any voluntary or involuntary liquidation, dissolution or winding-up of the company no distribution shall be made to holders of shares, including common stock, junior to the Junior Preferred Stock unless each share of Junior Preferred Stock shall have first received $100 plus all accrued, declared but unpaid dividends; thereafter, once each share of common stock has received one ten-thousandth of the amount paid to a share of Junior Preferred Stock (subject to antidilution adjustments), then holders of Junior Preferred Stock and common stock shall share proportionately in further distributions in the ratio of 10,000 to one (subject to antidilution adjustments).

o                 redemption:  shares are not redeemable.

o merger: in the event of a merger or other transaction in which shares of common stock are changed or exchanged, then shares of Junior Preferred Stock shall be exchanged in an amount per share (subject to antidilution adjustments) equal to 10,000 times the amount of stock, cash or property into which or for which each share of common stock is changed or exchanged.

o conversion: upon receipt of any required stockholder approval under the rules of the NYSE or when otherwise permitted, each share of Junior Preferred Stock will automatically be converted into 10,000 shares of common stock, subject to antidilution adjustments.

         As part of the sale of the Senior Convertible Preferred Stock, we granted the Preferred Stock Purchasers and the Apollo/Blackstone Investors certain registration rights in respect of common stock, Senior Convertible Preferred Stock, and Junior Preferred Stock in addition to the rights the
Apollo/Blackstone Investors had before the sale. These rights permit the Preferred Stock Purchasers and the Apollo/Blackstone Investors to demand the registration of their shares of common stock, Senior Convertible Preferred Stock, and Junior Preferred Stock under the federal securities laws and to have these securities included in certain other registration statements that we file. In addition, upon completion of the sale of the Senior Convertible Preferred Stock, certain amendments to the previously existing Shareholders Agreement became effective. Among other things, these amendments provide that the Apollo/Blackstone Investors are entitled to designate five directors on our Board of Directors out of a maximum of 13 directors (as compared to the previous four designees out of a maximum of 11 directors), subject to decrease if the Apollo/Blackstone Investors decrease their stock ownership by specified percentages or if we dilute their ownership below certain levels (the Apollo/Blackstone Investors shall lose the right to elect one director for each reduction of 20% of the number of shares they own and if issuances by us reduce their ownership to 9% or less of the voting power then they will be entitled to no more than three board designees); and the voting and standstill provisions of the Shareholders Agreement shall apply to the Senior Convertible Preferred Stock and any shares of common stock and Junior Preferred Stock issued upon conversion of the Senior Convertible Preferred Stock and shall be extended to last until July 30, 2009 (subject to earlier termination under certain circumstances set forth in the current terms of the Shareholders Agreement). See "Agreement With Certain Stockholders."

         This proxy statement contains a summary of the material terms of the Senior Convertible Preferred Stock, Junior Preferred Stock and the amended Shareholders Agreement and registration rights agreement with the Preferred Stock Purchasers. We have filed with the Securities and Exchange Commission copies of the certificates of designation for the Senior Convertible Preferred Stock and the Junior Preferred Stock and the amended Shareholders Agreement and registration rights agreement as exhibits to a Current Report on Form 8-K and incorporate these documents into this proxy statement by reference. You may obtain copies of these documents free of charge. See "Incorporation of Certain Documents by Reference".

Reasons for the Board's Recommendation

         The Board recommends that stockholders vote to approve the issuance of Common Stock upon conversion of the Senior Convertible Preferred Stock. (The designees of the Apollo/Blackstone Investors abstain from all references to the Board's recommendation or beliefs in this section because of their possible conflict of interest. This possible conflict of interest exists because of the ownership of Senior Convertible Preferred Stock by the Apollo/Blackstone Investors or their affiliates and related persons. The members of our Board designated by the Apollo/Blackstone Investors are Messrs. Gross, Kaplan, Ressler, Blitzer and Lipson.)

         The Board's recommendation is based primarily on the Board's strong belief that it is more advantageous to the company and holders of shares of common stock to ensure that the dividend rate on the Senior Convertible Preferred Stock be fixed at 6.5% per annum of liquidation preference for at least the first five years following issuance rather than the higher dividend rates payable if Stockholder Approval is not obtained (assuming, as is currently expected, that the Equivalent Dividend yields a lesser amount). In addition, certain other terms of the Senior Convertible Preferred Stock will be more advantageous to the company and the holders of common stock if stockholder approval is obtained. Specifically, we will not be able to redeem the Senior Convertible Preferred Stock if Stockholder Approval has not been obtained. Moreover, the Disinterested Directors believe that the issuance of common stock instead of Junior Preferred Stock is in the best interests of the holders of common stock. The Disinterested Directors felt so strongly about their conclusions that they required the parties who purchased the Senior Convertible Preferred Stock to commit to vote their shares of common stock and Senior Preferred Stock in favor of this proposal at any meeting of stockholders at which the proposal is presented. If Stockholder Approval is not obtained at the special meeting, it is our intention to resubmit the proposal at other meetings of stockholders until Stockholder Approval is obtained.

         Dividends on the Senior Convertible Preferred Stock will be $65 million per year based upon a 6.5% rate (assuming the Equivalent Dividend is lower and dividends can be paid in cash) and would be $75 million (or greater) if the dividend rate increased because Stockholder Approval has not been obtained within six months of July 30, 1999. (In addition, if dividends are not paid in cash, a lower dividend rate also will result in lower amount of aggregate subsequent dividends because accrued dividends not paid in cash will increase the liquidation preference of the Senior Convertible Preferred Stock, which is the amount upon which dividends and the number of shares issuable upon conversion are calculated. A higher liquidation preference will mean more dilution to existing holders of common stock if the Senior Convertible Preferred Stock is converted.) It is in our interests and the interests of the holders of common stock to have a lower dividend rate on the Senior Convertible Preferred Stock.

         Until Stockholder Approval is obtained, shares of Senior Convertible Preferred Stock may not be redeemed. However, if Stockholder Approval is obtained, the Senior Convertible Preferred Stock may be redeemed at our option on or after July 30, 2004 (and, in certain circumstances, on or after July 30, 2002). (Our ability to redeem stock or to pay cash dividends on capital stock is subject to restrictions in the agreements with our banks as well as in the terms of our other indebtedness.) The flexibility to redeem the Senior Convertible Preferred Stock at such future times may permit us to refinance such stock at more favorable terms based upon market conditions at such time or to force the conversion of such stock if such stock is "in the money" and thereby avoid paying dividends at a rate in excess of that then being paid on shares of common stock. Either of these actions would benefit us and the holders of common stock.

         The Board's recommendation is further supported by the Board's belief that the terms of the Junior Preferred Stock issuable upon conversion of the Senior Convertible Preferred Stock if Stockholder Approval is not obtained are at least as attractive, and may be viewed as more attractive, to a holder of such stock as the rights of a holder of shares of common stock. The Junior Preferred Stock will have the same voting and dividend rights as common stock, would receive the same per share consideration if we are sold, and will have a liquidation preference senior to the common stock. Consequently, the Board believes holders of common stock may be better off and, in any event, no worse off if common stock is issued instead of Junior Preferred Stock. (The Board recognizes that the Junior Preferred Stock may be less liquid than shares of common stock because it is not listed on the NYSE and has no other existing trading market; however, this possible difference is not likely to produce a benefit for holders of common stock.)

         Therefore, the Board believes that stockholders have the opportunity to favorably change our obligation under the Senior Convertible Preferred Stock by:

o        fixing the dividend rate at the minimum level of 6.5% per annum,

o retaining the flexibility to redeem the Senior Convertible Preferred Stock when otherwise permitted to do so, and

o changing the equity security issuable upon exercise to one (common stock) which, in the Board's view, is no less favorable and, perhaps, more favorable to the holders of common stock than would be the case if Junior Preferred Stock were issuable upon conversion because Stockholder Approval were not obtained.


Proposal to amend the 1991 incentive stock plan

         The second proposal to be considered and voted upon at the special meeting is to approve an amendment to the 1991 Incentive Stock Plan as it previously has been amended and restated (the "Incentive Stock Plan") to increase the maximum number of shares of common stock which may be covered by awards under the Incentive Stock Plan from 7.5% of the issued and outstanding shares of common stock on the final day of our preceding fiscal quarter to 8.5% of that number of fully diluted shares of common stock on the date of an award under the Incentive Stock Plan.

         In 1991,  the Board of Directors  adopted the Incentive  Stock Plan and
our  stockholders   approved  the  Incentive  Stock  Plan  at  our  1991  Annual
Stockholders' Meeting held on July 9, 1991.

The Amendment

         After receiving the recommendation of our Management Development and Compensation Committee (the "Compensation Committee"), in September, 1999, the Board adopted an amendment to the Incentive Stock Plan, subject to stockholder approval. If the necessary stockholder approval is received, the amendment will increase the number of shares of common stock which may be covered by awards under the Incentive Stock Plan from 7.5% of the shares of common stock issued and outstanding in the final day of our previous fiscal quarter to 8.5% of the number of fully diluted shares of common stock as of the date an award under the Plan is made. For purposes of the Incentive Stock Plan, the number of fully diluted shares of common stock includes the aggregate of all issued and outstanding shares of common stock, any shares of common stock issuable upon the vesting or payment of awards or exercise of options under any employee benefit plan, including the Incentive Stock Plan, shares of common stock otherwise available or reserved for issuance under employee benefit plans, including the Incentive Stock Plan, and shares of common stock issuable upon exercise or conversion of any outstanding warrants, options or convertible securities. For these purposes, shares of Senior Convertible Preferred Stock are deemed convertible into shares of common stock and, therefore, the stockholder vote regarding the issuance of common stock upon the conversion of the Senior Convertible Preferred Stock will not affect the number of shares subject to the Incentive Stock Plan. (The relevant provision is contained in Section 3 of the Incentive Stock Plan. This Section in its current form and after giving effect to the amendment is attached as Exhibit A to this proxy statement.)

         Under the current terms of the Incentive Stock Plan and based upon the 188,112,392 shares of common stock issued and outstanding on June 30, 1999 and 188,494,886 shares outstanding as of August 9, 1999, awards covering an aggregate of 14,108,429 shares of common stock are available under the Incentive Stock Plan. Previously granted awards under the Incentive Stock Plan which have been exercised covered approximately 1,301,003 shares of common stock. Currently outstanding awards under the Incentive Stock Plan cover an aggregate of approximately 11,362,106 shares of common stock. Consequently, new awards covering approximately 1,445,320 shares of common stock (representing approximately .8% of our outstanding common stock) are permitted under the current terms of the Plan. If the amendment is approved, new awards covering approximately 10,421,859 shares of common stock (representing approximately 5.5% of our outstanding common stock) would be permitted based upon fully diluted shares as of August 9, 1999 and after taking into account the proposed amendment. Approval of the amendment will increase the number of shares of common stock which may be covered by new awards by approximately 8,976,539 shares (representing approximately 4.8% of our outstanding common stock).

Reasons for the Amendment

         The purpose of our stock-based incentive plans, including the Incentive Stock Plan, is to provide key employees with a continuing proprietary interest in the Company, with a view to increasing the interest in our welfare of those personnel who share primary responsibility for our management and growth. In addition, these plans provide a significant non-cash form of compensation, which is intended to benefit the Company by enabling it to continue to attract and retain qualified personnel.

         As a result of our acquisition of Browning-Ferris, existing employees have increased responsibilities. Moreover, we have acquired many new employees whose continued employment and dedication to the Company is important to our successfully integrating Browning-Ferris into our operations and using it as a platform for future growth. In order to provide all of these employees with appropriate stock-based incentives and to further motivate them to help increase stockholder value, both the Compensation Committee and the entire Board believe that our stock incentive plans should have the capacity to provide meaningful awards which can create performance targets for employees and significant encouragement for them to remain with the Company.

         Currently, all of our stock incentive plans, including the Incentive Stock Plan, permit awards covering an aggregate of approximately 1.45 million shares of common stock. The Board and Compensation Committee believe greater capacity is necessary to assure that the purposes of our stock incentive plans can be achieved. It is expected that if this amendment to the Incentive Stock Plan is approved by stockholders, our Compensation Committee will consider granting new awards under the Plan in 1999 as a means of providing appropriate incentive and performance based compensation to key employees in light of the acquisition of Browning-Ferris.

Description of Incentive Stock Plan

         The Incentive Stock Plan provides for the grant of (i) non-qualified stock options, (ii) incentive stock options, (iii) shares of restricted stock,
(iv) shares of phantom stock, (v) stock bonuses and (vi) performance awards (collectively, "Incentive Awards"). In addition, the Incentive Stock Plan permits the grant of cash bonuses payable when a participant is required to recognize income for federal income tax purposes in connection with the vesting of shares of restricted stock or the grant of a stock bonus. Key employees, including officers (whether or not they are directors), of the Company and its subsidiaries will be eligible to participate in the Incentive Stock Plan.

         The Incentive Stock Plan is currently administered by the Compensation Committee. The Compensation Committee, at present, comprises Messrs. Nolan
Lehmann, Howard Lipson and Antony P. Ressler. The Compensation Committee determines which key employees receive grants of Incentive Awards, the type of Incentive Awards and bonuses granted and the number of shares subject to each Incentive Award.

         Subject to the terms of the Incentive Stock Plan. the Compensation Committee will also determine the prices, expiration dates and other material features of the Incentive Awards granted under the Plan. The Compensation Committee may, in its absolute discretion, (i) accelerate the date on which an option granted under the Incentive Stock Plan becomes exercisable, (ii) accelerate the date on which a share of restricted stock or phantom stock vests and waive any conditions imposed by the Compensation Committee on the vesting of a share of restricted stock and (iii) grant Incentive Awards to a participant on the condition that the participant surrender to the Company for cancellation such other Incentive Awards (including, without limitation. Incentive Awards with higher exercise prices) as the Compensation Committee specifies.

         The Compensation Committee will have the authority to interpret and construe any provision of the Incentive Stock Plan and to adopt such rules and regulations for administering the Incentive Stock Plan as it deems necessary. All decisions and determinations of the Compensation Committee are final and binding on all parties. The Company will indemnify each member of the Compensation Committee against any cost, expense or liability arising out of any action, omission or determination relating to the Incentive Stock Plan, unless such action, omission or determination was taken or made in bad faith and without reasonable belief that it was in the best interest of the Company.

         The Board of Directors may at any time amend the Incentive Stock Plan in any respect: provided, that, without stockholder approval, no amendment may
(i) increase the number of shares of Common Stock that may be issued under the Incentive Stock Plan, (ii) materially increase the benefits accruing to individuals holding Incentive Awards, or (iii) materially modify the requirements as to eligibility for participation in the Incentive Stock Plan.

         A summary of the most significant features of the Incentive Awards and the tax consequences to recipients thereof, follows.

         Non-Qualified and Incentive Stock Options. The exercise price of each non-qualified stock option ("NQO") and each incentive stock option ("ISO") granted under the Incentive Stock Plan shall be the fair market value (as defined) of a share of Common Stock of the Company on the date on which such NQO or ISO is granted. NQOs and ISOs shall hereinafter be referred to collectively as "Options". Except in certain limited cases regarding grants of ISOs, each ISO and NQO shall be exercisable for a period not to exceed ten years. The Compensation Committee shall establish the term of each Option. Each Option shall vest over a three year period at a rate of one-third of the Options vesting per year. The exercise price shall be paid in cash or, subject to the approval of the Compensation Committee, in shares of Common Stock valued at their fair market value on the date of exercise.

         Except in the event of the death or disability (as defined) of an optionee or the termination of the employment of an optionee for cause (as defined), Options are exercisable only while an optionee is employed by the Company or within one month after such employment has terminated to the extent that such Options were exercisable on the last day of employment. In the event of the death or disability of an optionee, Options are exercisable within one year after such death or disability to the extent that such Options were exercisable on the last day of employment. In the event of the termination of the employment of an optionee for cause, all Options held by such optionee terminate immediately. Options are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order and, in the case of NQOs, in certain situations to family members of the optionee or trusts or partnerships involving family members of the optionee.

         Upon the occurrence of a change in control of the Company (a "Change in Control"), all Options become immediately exercisable. The Incentive Stock Plan defines Change in Control to mean (i) a "change in control" as that term is defined in the federal securities laws, (ii) the acquisition by any person of 20% or more of the shares of voting securities of the Company (provided that the Board of Directors, as constituted immediately prior to such stock acquisition, may determine that a change of control has not occurred), (iii) a majority of the individuals nominated by the Board of Directors for election to the Board fail to be elected to the Board as a result of a proxy fight or contested election for positions on the Board of Directors or (iv) any other event which the Compensation Committee determines to constitute a change in control of the Company.

         An optionee will not recognize any income for federal tax purposes at the time an NQO is granted, nor will the Company be entitled to a deduction at that time. However, when any part of an NQO is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the NQO and the fair market value of the shares received, and the Company will recognize a tax deduction in the same amount (subject to the limitations of Section 162(m) discussed below).

         A participant will not recognize any income at the time an ISO is granted, nor upon a qualified exercise of an ISO. If a participant does not dispose of the shares acquired by exercise of an ISO within two years after the grant of the ISO and one year after the exercise of the ISO, the exercise is qualified and the gain or loss (if any) on a subsequent sale will be a long-term capital gain or loss. Such gain or loss is the sum of the sales proceeds less the exercise price for the stock sold. The Company is not entitled to a tax deduction as the result of the grant or qualified exercise of an ISO.

         Restricted Stock A grant of shares of restricted stock represents the promise of the Company to issue shares of its Common Stock on a predetermined date (the "Issue Date") to a participant, provided the participant is continuously employed by the Company until the Issue Date. Vesting of the shares occurs on a second predetermined date (the "Vesting Date") if the participant has been continuously employed by the Company until that date. Prior to the Vesting Date, the shares are not transferable by the participant and are subject to forfeiture. The Compensation Committee may, at the time shares of restricted stock are granted, impose additional conditions to the vesting of the shares, such as, for example, the achievement of specified performance goals. Vesting of some portion, or all, of the shares of restricted stock may occur upon the termination of the employment of a participant other than for cause, prior to the Vesting Date. If vesting does not occur, shares of restricted stock are forfeited.

         Upon the occurrence of a Change in Control, all shares of restricted stock which have not vested or been forfeited will vest automatically.

         A participant will not recognize any income for federal tax purposes at the time shares of restricted stock are granted or issued, nor will the Company be entitled to a tax deduction at that time. However, when shares of restricted stock vest, the participant will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock on the date on which they vest. If, however, a participant files an appropriate election under
Section 83(b) of the Internal Revenue Code with the IRS within thirty days of the issuance of the restricted stock, the participant will be deemed to have received ordinary income in an amount equal to the fair market value of the shares of restricted stock on the date on which they are issued (the "Election"). The Company will be entitled to a tax deduction at the time the participant makes the Election in an amount equal to the amount of ordinary income recognized by the participant (subject to the limitations of Section 162(m) discussed below).

         The Compensation Committee may grant, in connection with a grant of shares of restricted stock, a cash "tax" bonus, payable when an employee is required to recognize income for federal income tax purposes with respect to such shares. The tax bonus may not be greater than the value of the shares of restricted stock at the time the income is required to be recognized. The cash "tax bonus" will be recognized as ordinary income by the participant at the time the shares vest and the participant is entitled to the cash "tax bonus". The Company will be entitled to a tax deduction at the time the participant recognizes the ordinary income equal to the ordinary income recognized by the participant.

         Phantom Stock. A share of phantom stock represents the right to receive the economic equivalent of a grant of restricted stock. Shares of phantom stock are subject to the same vesting requirements as are shares of restricted stock. Upon vesting of a share of phantom stock, the holder is entitled to receive cash in an amount equal to the sum of (i) the fair market value of a share of Common Stock as determined on the vesting date and (ii) the aggregate amount of cash dividends paid in respect of a share of Common Stock during the period commencing on the date of grant, and ending on the vesting date. The cash payment for phantom stock is treated the same as a cash bonus for federal income tax purposes and creates a deduction to the Company when paid (subject to the limitations of Section 162(m) discussed below). In addition, the value of a share of phantom stock (whether or not vested) is paid immediately upon the occurrence of a Change in Control of the Company. The Committee may not grant any cash bonus in connection with the grant of shares of phantom stock.

         Stock and Cash Bonuses. Bonuses payable in stock may be granted by the Compensation Committee and may be payable at such times and subject to such conditions as the Compensation Committee determines. Upon the receipt of a stock bonus, a participant will recognize ordinary income for federal tax purposes in an amount equal to the fair market value of the stock at the time it is received. The Company will be entitled to a tax deduction in an equal amount. The Compensation Committee may grant, in connection with a stock bonus, a cash "tax" bonus, payable when an employee is required to recognize income for federal income tax purposes with respect to such stock bonus. The tax bonus may not be greater than the value of the stock bonus at the time the income is required to be realized. The grant of a cash bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of restricted stock, shares of phantom stock or stock bonuses may be granted pursuant to the Incentive Stock Plan.

         Performance Awards. The Compensation Committee may grant performance awards payable in cash or common stock upon the attainment of objective performance goals established before the award grant. The Committee may grant, in connection with the grant of performance awards, a cash "tax bonus" payable when an employee is required to recognize income for federal income tax purposes with respect to shares of common stock granted as a performance award. The tax bonus may not be greater than the value of the shares of stock at the time income is recognized by the employee.

         A participant will not recognize any income for federal tax purposes at the time a performance award is granted and the Company will not be entitled to a tax deduction at that time. However, a participant will recognize ordinary income at the time the performance award, in the form of shares or cash, is paid to the participant. The amount of cash paid or the fair market value of the shares paid at the time they become available will be the amount of income recognized by the participant. In addition, the participant will recognize any cash "tax bonus" awarded in conjunction with a performance share at the time the performance share is otherwise deemed taxable. The Company will be entitled to a tax deduction at the time the participant recognizes the amounts into income equal to the amount of recognized ordinary income.

         In General. If any outstanding Option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for grants under the Incentive Stock Plan. If any shares of restricted stock or phantom stock, or any shares of Common Stock granted in a stock bonus are forfeited or canceled for any reason, such shares shall again be available for grants under the Incentive Stock Plan.

         The Incentive Stock Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Incentive Stock Plan, the number of shares subject to Incentive Awards, and the exercise prices of certain Incentive Awards upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events. The Incentive Stock Plan also provides for the termination of Incentive Awards upon the occurrence of certain corporate events.

         The Incentive Stock Plan provides that participants way elect to satisfy certain federal income tax withholding requirements by remitting cash to the Company. In addition, the Incentive Stock Plan provides that, at the election of a participant, an unrelated broker-dealer acting on behalf of the participant may exercise Options granted to the participant and immediately sell the shares acquired on account of the exercise to raise funds to pay the exercise price of the Option and the amount of any withholding tax which may be due on account of the exercise.

         Limitations on Company Deductions. Section 162 of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain executives in a taxable year to the extent that such compensation exceeds $1 million (subject to certain exceptions) for a covered employee. It is possible that compensation attributable to stock options (including income derived from the exercise of certain options as measured by the spread between the exercise price and the fair market value of our common stock at the time of exercise) and other awards under the Incentive Stock Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Internal Revenue Code
Section 162(m), compensation attributable to stock options and similar awards will qualify as performance-based compensation, provided that: (i) the stock plan contains a per-employee limitation on the number of shares for which options and similar awards may be granted during a specific period; (ii) the per employee limitation is approved by the stockholders; (iii) the option or award is granted by a compensation committee comprised solely of "outside directors" and (iv) either the exercise price of the option is no less than the fair market value of the stock on the date of grant or the option or award is granted (or exercisable) only upon (as certified by the compensation committee) the achievement of an objective performance goal established by the compensation committee while the outcome is substantially uncertain. Currently, awards under the Incentive Stock Plan do not qualify as "performance-based compensation".

New Plan Benefits

         It is currently expected that the Compensation Committee will consider the grant of new awards under the Incentive Stock Plan in late 1999 as a means of providing appropriate incentive and performance based compensation to key employees in light of our acquisition of Browning-Ferris Industries, Inc. However, the Compensation Committee has not yet made any determination as to the nature, amount or recipients of awards under the Incentive Stock Plan if the amendments to the Plan are approved by stockholders.

         The Compensation Committee made awards of stock options under the Incentive Stock Plan, the 1993 Incentive Stock Plan, and the 1994 Incentive Stock Plan during the fiscal year ended December 31, 1998. Information with respect to these awards is contained in our Annual Report, as amended, on Form 10-K/A for the year ended December 31, 1998 and our Proxy Statement for our Annual Meeting of Stockholders held on May 26, 1999. These documents are incorporated herein by reference. See "Incorporation of Certain Documents by Reference". The following table provides certain information with respect to the options granted during our fiscal year ended December 31, 1998:

                                         Number of shares of
                                         common stock underlying options
           Name and Position             granted (1)
Thomas H. Van Weelden                            0
     Chairman of the Board of
     Directors, President and Chief
     Executive Officer
Roger A. Ramsey                                  0
     Former Chairman of the Board of
     Directors
Steven M. Helm                                   40,000
     Vice President - Legal and
     Corporate Secretary
Larry D. Henk                                    200,000
     Vice President and Chief
     Operating Officer
Henry L. Hirvela                                 150,000
     Vice President and Chief
     Financial Officer
Donald W. Slager                                 110,000
     Vice President - Operations
All executive officers as a group                665,000
     (including the six officers named
     above)
All directors who are not executive              0 (2)
     officers
All employees who are not executive              1,750,600
     officers as a group

(1) All options were granted with an exercise price equal to the fair market value of our common stock on the date of grant. For the named executive officers, the exercise price ranged from $21.063 to $21.188 per share.

(2) Non-employee directors are not eligible to receive grants under the Incentive Stock Plan. See our Proxy Statement for our Annual Meeting of Stockholders held on May 26, 1999 for information regarding our Non-Employee Director Stock Option Plan.

         In addition, during 1999, the Compensation Committee has awarded under the Incentive Stock Plan options covering an aggregate of approximately 1.6 million shares of common stock to the six executive officers named in the table, options covering an aggregate of approximately 1.8 million shares of common stock to all executive officers as a group, and options covering an aggregate of
3.6 million shares of common stock to all employees who are not executive officers, with the exercise price of such options ranging from $13.31 per share to $15.00 per share.

Required Vote

         Approval of the amendment to the Incentive Stock Plan requires the affirmative vote of a majority of the votes cast on the proposal by the holders of common stock and Senior Convertible Preferred Stock, voting together as a single class.

The board recommends that stockholders vote for approval of the amendment to the 1991 incentive stock plan.

                                OTHER INFORMATION


PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of our common stock and Senior Convertible Preferred Stock at August 9, 1999 by: (i) each person who is known by us to beneficially own more than five percent of the outstanding shares of common stock or Senior Convertible Preferred Stock, (ii) each of our current Directors, and the executive officers, and (iii) all current Directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed. As of August 9, 1999, there were 188,494,886 shares of our common stock outstanding and 1,000,000 shares of Senior Convertible Preferred Stock outstanding.


                                                                                                  Approximate    Combined Voting
                                                                                 Beneficial       Percent of  Power of Ownership of
                                                  Beneficial      Approximate    Ownership of     Outstanding   Common and Senior
                                                 Ownership of     Percent of       Senior           Senior      Preferred Stock as
                                                 Common Stock    Outstanding      Preferred       Preferred   Approximate Percent of
                                                 (Shares) (2)    Common Stock   Stock (Shares) (3)   Stock      all  Voting Power
                                                 ------------   --------------  ------------------   ------   ----------------------
    Name of Person or Identity of Group(l)
    --------------------------------------
Thomas H. Van Weelden                             1,993,324(4)      1.1%                 0                0                 *
Roger A. Ramsey                                   1,462,942(5)      *                    0                0                 *
Apollo Investment Fund III, L.P.
Apollo Overseas Partners III, L.P.
Apollo (UK) Partners III, L.P.
Apollo Investment Fund IV, L.P.
Apollo Overseas Partners IV, L.P.
Apollo/AW LLC
  c/o Apollo Advisors, II, L.P. and Apollo
Management IV, L.P. (4)                          17,119,579(6)      9.1%            440,000              44%               17.0%
  Two Manhattanville Road
  Purchase, New York 10577
Blackstone Capital Partners II Merchant Banking
Fund L.P.
Blackstone Offshore Capital Partners II L.P.
Funds managed by Blackstone Management
Associates II L.L.C and Blackstone Management
Associates III L.L.C. (5)
  345 Park Avenue, 31st Floor
  New York, New York 10154                        9,231,868(7)      4.9%            350,000              35%               11.8%
Nolan Lehmann                                     1,089,175(8)      *                    0                0                 *
Henry L. Hirvela                                    201,667(9)      *                    0                0                 *
Donald W. Slager                                     93,480(10)     *                    0                0                 *
Larry D. Henk                                       363,401(11)     *                    0                0                 *
Steven M. Helm                                      119,913(12)     *                    0                0                 *
Michael Gross                                    17,166,256(13)     9.1%            440,000              44%               17.0%
David B. Kaplan                                  17,166,713(13)     9.1%            440,000              44%               17.0%
Antony P. Ressler                                17,166,698(13)     9.1%            440,000              44%               17.0%
Howard A. Lipson                                  9,276,868(14)     4.9%            350,000              35%               11.8%
Dennis Hendrix                                       51,825(15)     *                    0                0                 *
Warren B. Rudman                                     46,513(15)     *                    0                0                 *
Vincent Tese                                         46,584(15)     *                    0                0                 *
DLJ Stockholders(16)                                      0         0               110,000              11%                2.5%
Greenwich Stockholders(17)                                0         0               100,000              10%                2.3%
David Blitzer(18)                                 9,231,868         4.9%            350,000              35%               11.8%
Capital Research and Management Company
333 South Hope Street
Los Angeles, CA  90071(19)                       10,573,200         5.6%                 0                0%                8.2%
All Directors and executive officers as a group
(17 persons)(2)-(3),(8)-(15), (20)               32,173,838        14.6%            790,000(21)          79%               31.2%



                                       25







-------------
*    Does not exceed one percent.

(1) Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

(2) Does not include any shares of common stock that may be acquired upon conversion of shares of Senior Convertible Preferred Stock.

(3) Currently, each share of Senior Convertible Preferred Stock is entitled to approximately 55.56 votes and, if Stockholder Approval is obtained, may be converted at the option of the holder into approximately 55.56 shares of common stock.

(4)  Includes   1,113,305   shares  of  common stock that may be acquired on the
     exercise of options and warrants.

(5) Includes 1,130,805 shares of common stock that may be acquired on the exercise of options.

(6) Apollo Advisors II, L.P. ("Apollo Advisors") serves as general partner for each of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P., which directly own 15,632,717, 934,397 and 577,783 shares of common stock, respectively, representing 8.3%, 0.5% and 0.3% of the outstanding common stock, respectively, and directly own 89,163, 6, 691, and 4,146 shares of Senior Convertible Preferred Stock, respectively. The general partner of Advisors is Apollo Capital Management II, Inc. ("Capital Management II"). Apollo Advisors IV, L.P. ("Advisors IV") serves as general partner to each of Apollo Investment Fund IV, L.P., and Apollo Overseas Partners IV, L.P., which directly own 284,175 and 15,825 shares of Senior Convertible Preferred Stock, respectively. The general partner of Advisors IV is Apollo Capital Management IV, Inc. ("Capital Management IV"). AIF IV Management, Inc. ("Management") serves as the general partner of Apollo Management IV, L.P., which serves as the manager of Apollo/AW LLC, which directly owns 40,000 shares of Senior Convertible Preferred Stock. Messrs. Gross, Kaplan and Ressler are principals of Capital Management II, Capital Management IV and Management and each disclaims beneficial ownership of the indicated shares. The directors and principal executive officers of Capital Management II, Capital Management IV, and Management are Leon D. Black and John J. Hannan. The foregoing information is based on Schedules 13D filed on behalf of these persons with the Securities and Exchange Commission.

(7) Blackstone Management Associates II L.L.C. ("Blackstone Associates") serves as the sole general partner of Blackstone Capital Partners II Merchant Banking Fund L.P. ("BCP II") and Blackstone Family Investment Partnership II L.P. ("BFIP II") and the sole investment general partner of Blackstone Offshore Capital Partners II L.P. ("BOCP II"). Blackstone Services (Cayman) LDC is the administrative general partner of BOCP II. Pursuant to the partnership agreement of BOCP II, Blackstone Associates has the sole power to vote securities held by BOCP II and the sole power to dispose of securities held by BOCP II. Blackstone Management Associates III L.L.C. ("BMA III") serves as the sole general partner of Blackstone Capital Partners III Merchant Banking Fund L.P. ("BCP III") and Blackstone Family Investment Partnership III L.P. ("BFIP III") and the sole investment general partner of Blackstone Offshore Capital Partners III L.P. ("BOCP III"). Pursuant to the partnership agreement of BOCP III, BMA III has the sole power to vote securities held by BOCP III and the sole power to dispose of securities held by BOCP III. Blackstone Associates, BCP II, BOCP II, BFIP II, BCP III, BOCP III and BFIP III are collectively referred to as the "Blackstone Investors". Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone Associates and BMA III and as such may be deemed to share beneficial ownership of the shares held by the Blackstone Investors. The other members of Blackstone Associates and BMA III are David A. Stockman, Michael B. Hoffman, James J. Mossman, Arthur
     B. Newman, Anthony Grillo, J. Tomilson Hill, Mark T. Gallogly, Glenn H. Hutchins, Howard A. Lipson, Thomas J. Saylak and John Z. Kukral. Each of BCP II, BOCP II and BFIP II directly own 6,611,545, 1,962,385 and 657,938 shares of the outstanding common stock, respectively, representing approximately 3.5%, 1.0% and 0.4% of such outstanding shares, respectively. BCP III, BOCP III and BFIP III directly own 277,540.586, 51,459.414, and 21,000 shares of Senior Convertible Preferred Stock. Mr. Lipson is Senior Managing Director of Blackstone Associates and BMA III and disclaims beneficial ownership of the indicated shares. The foregoing information is based on Schedules 13D filed on behalf of the Blackstone Investors with the Securities and Exchange Commission.

(8) Includes (i) 1,000,000 shares of common stock that are beneficially owned by an affiliate of Mr. Lehmann and (ii) 62,500 shares of common stock that may be acquired on the exercise of options.

(9)  Includes  196,667  shares of common   stock  that  may  be  acquired on the
     exercise of options.

(10) Includes 92,180 shares of common stock that may be acquired on the exercise of options.

(11) Includes 343,514 shares of common stock that may be acquired on the exercise of options.

(12) Includes 119,413 shares of common stock that may be acquired on the exercise of options.


                                       26


(13) Includes (i) 17,119,579 shares of common stock and 440,000 shares of Senior Preferred Stock beneficially owned by the Apollo Investors, and (ii) 45,000 shares that may be acquired on the exercise of options. Each of Messrs. Gross, Kaplan and Ressler disclaims beneficial ownership of the shares referred to in (i).

(14) Includes (i) 9,231,868 shares of common stock and 350,000 shares of Senior Preferred Stock beneficially owned by the Blackstone Investors, and (ii) 45,000 shares that may be acquired on the exercise of options. Mr. Lipson disclaims beneficial ownership of the shares referred to in (i).

(15) Includes 45,000 shares of common stock that may be acquired on the exercise of options.

(16) The DLJ Stockholders are DLJMB Funding II, Inc., a Delaware corporation, DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A.L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A.L.P., a Delaware limited partnership, DLJ First ESC L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"), DLJ EAB Partnership, L.P., a Delaware limited partnership and DLJ ESC II L.P., a Delaware limited partnership. Each of the DLJ Stockholders other than Offshore II has a business address c/o DLJ Merchant Banking II, Inc., 277 Park Avenue, New York, New York 10172. Offshore II has a business address c/o John B. Gorsirawig, 14 Willemsted, Curacao, Netherlands Antilles. Each of the DLJ Stockholders is affiliated with Donaldson, Lufkin & Jenrette, Inc., a publicly held Delaware corporation. The foregoing is based on a Schedule 13D filed on behalf of the DLJ Stockholders with the Securities and Exchange Commission.

(17) The Greenwich Stockholders are Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, Greenwich Fund, L.P., a Delaware limited partnership, Greenwich Street Employees Fund, L.P., a Delaware limited partnership, TRV Executive Fund, L.P., a Delaware limited partnership. Each of the Greenwich Stockholders has a business address c/o Greenwich Street Investment II, L.L.C., 388 Greenwich Street, New York, New York 10013, which is the general partner of each of the Greenwich-Stockholders. Alfred
     C. Eckert III, Keith W. Abell and Sanjay H. Patel are the managing members of Greenwich Street Investment II, L.L.C. The foregoing is based on a
     Schedule 13D filed on behalf of the Greenwich Stockholders with the Securities and Exchange Commission.

(18) Includes 9,231,868 shares of common stock and 350,000 shares of Senior Preferred Stock owned by the Blackstone Investors. Mr. Blitzer disclaims beneficial ownership of such shares.

(19) Based on a Schedule 13G filed with the Securities and Exchange Commission and dated September 9, 1999 in which Capital Management and Research Company states it acts as an investment adviser to various investment companies registered under the Investment Company Act of 1940 and disclaims beneficial ownership of the reported shares.

(20) Includes 166,187 shares of common stock that may be acquired on the exercise of options by two executive officers who are not named officers.

(21) Does not include 210,000 shares of Senior Convertible Preferred Stock owned by members of the Apollo/Blackstone Group (the DLJ Investors and GSCP) who do not have the right to representation on our board of directors. These 210,000 shares are subject to an agreement which requires their holders to vote for our nominees for election to the board. See "Agreement With Certain Stockholders."


AGREEMENT WITH CERTAIN STOCKHOLDERS

         Pursuant to an Amended and Restated Shareholders Agreement, dated as of July 30, 1999 (the "Shareholders Agreement"), between the Preferred Stock Purchasers and the Apollo/Blackstone Investors and us, we have agreed, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/Blackstone Investors own, collectively, less than 10% of the shares of common stock acquired from TPG Partners, L.P., TPG Parallel I, L.P. and Laidlaw Transportation, Inc. and the 790,000 shares of the Senior Convertible Preferred Stock (collectively, the "Apollo/Blackstone Shares"), to nominate and support the election to the Board of Directors of certain individuals (the "Shareholder Designees") designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own: (i) 80% or more of the Apollo/Blackstone Shares, they shall be entitled to designate five Shareholder Designees; (ii) 60% or more but less than 80% of the Apollo/Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (iii) 40% or more but less than 20% of the Apollo/Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iv) 20% or more but less than 40% of the Apollo/Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (v) 10% or more but less than 20% of the Apollo/Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of our issuance of voting securities, the Apollo/Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors shall only be entitled to designate at most three Shareholder Designees. Messrs. Gross, Kaplan, Ressler, Lipson and Blitzer are the Shareholder Designees designated by the Apollo/Blackstone Investors.

         In the Shareholders Agreement, we agreed to: (i) limit the number of our executive officers that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Nominating Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the "Unaffiliated Directors"). Unaffiliated Directors shall be nominated only upon the approval of a majority vote of the Nominating Committee, which will consist of not more than four Directors, at least two or whom shall be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board of Directors. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Nominating Committee shall contain only one member who is a Shareholder Designee.

         In the Shareholders Agreement, each of the Apollo/Blackstone Investors and the other Preferred Stock Purchasers has agreed that, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all voting securities on a fully diluted basis, such Apollo/Blackstone Investor and its affiliates and each other Preferred Stock Purchaser shall vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the appropriate provisions of the Shareholders Agreement.


CERTAIN FINANCIAL INFORMATION

         We have filed with the Securities and Exchange Commission certain financial statements for Allied Waste and Browning-Ferris and unaudited pro forma financial statements for Allied Waste giving effect to the acquisition of Browing-Ferris in a Current Report on Form 8-K filed on September 14, 1999. This Form 8-K is incorporated by reference into this proxy statement and copies may be obtained free of charge as set forth under "Incorporation of Certain Documents by Reference."

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

         You may also read reports, proxy statements and other information relating to Allied Waste and Browning-Ferris at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference into this proxy statement the following documents that we have filed with the SEC: (1) our Annual Report, as amended, on Form 10-K/A for the year ended December 31, 1998; (2) our Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; (3) our Proxy Statement for our Annual Meeting of Stockholders held on May 26, 1999; and (4) our Current Reports on Form 8-K filed on March 16, 1999, July 19, 1999, August 10, 1999, and September 14, 1999.

         All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to contain a part of this proxy statement.

         Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260, Attention: Assistant Corporate Secretary (telephone number 480-627-2700). A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

         We have authorized no one to give you any information or to make any representation about the special meeting or our company that differs from or adds to the information contained in this document or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

         The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.


MISCELLANEOUS MATTERS

         Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to our 2000 Annual Meeting of stockholders is required to submit such proposals to us on or before December 31, 1999.

                                        By Order of the Board of Directors,

                                        /s/ Thomas H. Van Weelden
                                        Thomas H. Van Weelden
                                        Chairman of the Board,
                                        President and
                                        Chief Executive Officer

                                    Exhibit A
                            1991 Incentive Stock Plan

Existing Section Regarding Stock Subject to Plan

3.       Stock Subject to the Plan

         Under the Plan,  the Committee may grant to  Participants  (a) Options,
(b) shares of Restricted Stock, (c) Performance Awards, (d) shares of Phantom Stock, (e) Stock Bonuses and (f) Cash Bonuses.

         The Committee may grant Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock and Stock Bonuses under the Plan with respect to a number of shares of Common Stock that in the aggregate at any time does not exceed 7.5% of the shares of Common Stock issued and outstanding as reflected on the Company's stock transfer records on the final day of the previous fiscal quarter, subject to adjustment pursuant to Section 12. The grant of a Cash Bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of Restricted Stock, shares of Phantom Stock, shares granted as a Performance Award, or Stock Bonuses may be granted pursuant to the Plan.

         If any outstanding Option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for grant under the Plan. If any shares of Restricted Stock or Phantom Stock, or any shares of Common Stock granted as a Performance Award or a Stock Bonus are forfeited or canceled for any reason, such shares shall again be available for grant under the Plan.

         Shares of Common Stock issued under the Plan may be either newly issued or treasury shares, at the discretion of the Committee.

Proposed Amendment to Section (changed language in italics)

3.       Stock Subject to the Plan

         Under the Plan,  the Committee may grant to  Participants  (a) Options,
(b) shares of Restricted Stock, (c) Performance Awards, (d) shares of Phantom Stock, (e) Stock Bonuses and (f) Cash Bonuses.

         The Committee may grant Options, shares of Restricted Stock, Performance Awards, shares of Phantom Stock and Stock Bonuses under the Plan with respect to a number of shares of Common Stock that in the aggregate at any time does not exceed 8.5% of the Fully Diluted Shares as of the date any Incentive Award is granted, subject to adjustment pursuant to Section 12. The grant of a Cash Bonus shall not reduce the number of shares of Common Stock with respect to which Options, shares of Restricted Stock, shares of Phantom Stock, shares granted as a Performance Award, or Stock Bonuses may be granted pursuant to the Plan.

         If any outstanding Option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such Option shall again be available for grant under the Plan. If any shares of Restricted Stock or Phantom Stock, or any shares of Common Stock granted as a Performance Award or a Stock Bonus are forfeited or canceled for any reason, such shares shall again be available for grant under the Plan.

         Shares of Common Stock issued under the Plan may be either newly issued or treasury shares, at the discretion of the Committee.

         [The Incentive Stock Plan provides that "Fully Diluted Shares" means the aggregate of all issued and outstanding shares of Common Stock, shares of Common Stock issuable upon the vesting or payment of awards or exercise of options under any employee benefit plan, including the Plan, shares of Common Stock otherwise available or reserved for issuance under employee benefit plans, including the Plan, and shares of Common Stock issuable upon conversion or exercise of any outstanding convertible securities, warrants or options. For these purposes, shares of Series A Senior Convertible Preferred Stock are deemed convertible into shares of Common Stock.]

                          ALLIED WASTE INDUSTRIES, INC.
          PROXY FOR SPECIAL MEETING OF STOCKHOLDERS [OCTOBER] ___, 1999

         The undersigned hereby appoints Thomas H. Van Weelden and Steven Helm as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Allied Waste Industries, Inc. (the "Company") held of record by the undersigned on September 27, 1999, at the Special Meeting of Stockholders to be held on [October] __, 1999, or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!
                         SPECIAL MEETING OF STOCKHOLDERS
                          ALLIED WASTE INDUSTRIES, INC.

                               [October] __, 1999

               --Please Detach and Mail in the Envelope Provided--

         PLEASE MARK YOUR

         A /x/ VOTES AS IN THIS

         EXAMPLE.

1. Proposal to approve the issuance of common stock upon conversion of shares of Series A Senior Convertible Preferred Stock if the holders of Series A Senior Convertible Preferred Stock choose to convert their shares.


FOR - - - - - [    ]     AGAINST - - - - - [    ]   ABSTAIN - - - - - [    ]

2. Proposal to amend the 1991 Incentive Stock Plan.

FOR - - - - - [    ]     AGAINST - - - - - [    ]   ABSTAIN - - - - - [    ]


         --------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.


SIGNATURE(S)                                 DATE
-----------------------------------          -----------------------------------

     NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.